SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.
20549

                          FORM N-8A
                NOTIFICATION OF
              REGISTRATION FILED
              PURSUANT TO SECTION
              8(a) OF
 THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED

     The  undersigned investment company hereby
notifies the Securities  and Exchange Commission
that it registers  under
and  pursuant  to  the  provisions of Section
8(a)  of  the
Investment Company Act of 1940 and in connection
with  such notification   of        registration
submits   the   following
information:

            Name: LELAND FUNDS, INC.

            Address of Principal Business Office
           (No. & Street, City, State,
Zip Code):

              c/o ASB Capital
               Management, Inc. 1101
               Pennsylvania Avenue,
               N.W.
                          Suite 300
                   Washington, D.C.
20004

              Telephone Number: (800)
544-8850

          (Name and Address of Agent
for Service):

             Walter R. Fatzinger, Jr.,
                     Director Leland
                     Funds, Inc.
              c/o ASB Capital
               Management, Inc.
               1101 Pennsylvania
               Avenue, N.W.
                          Suite
                          300
                   Washington,
D.C. 20004

                         Copies
to:

                Thomas H.
                 McCormick,
                 Esquire Cecelia
                 A. Calaby,
                 Esquire
                        Shaw
                        Pittman
                     2300 N
                   Street, N.W.
                   Washington,
                   D.C. 20037

CHECK APPROPRIATE BOX:

Registrant  is filing a Registration Statement
pursuant  to
Section   8(b)  of  the  Investment  Company
Act  of   1940
concurrently with the filing of Form N-8A:

Yes /X/   No /  /

                   SIGNATURES

     Pursuant to the requirements of the
Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Washington, the District of Columbia, on the 3rd day of
September, 1999.


               LELAND FUNDS, INC.


                         BY:  /s/ WALTER R.
                              FATZINGER, JR.
                              Walter R.
                              Fatzinger, Jr.,
Director

                              /s/ LESLIE A.
                              NICHOLSON Leslie
                              A. Nicholson,
                              Director